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                                   EXHIBIT 21

                   SUBSIDIARIES OF CONCORDE GAMING CORPORATION


Concorde Cripple Creek, Inc.

Midwest Gaming, Inc.

Bayfront Ventures, 80% controlled joint venture

Concorde Gaming of Missouri, Inc.

The following subsidiaries were dissolved during fiscal 1997:

Concorde Gaming of South Dakota, Inc.

Bruce H. Lien Company